As filed with the Securities and Exchange Commission on October 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vital Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-3007926
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

521 E. Second Street, Suite 1000 Tulsa, Oklahoma	74120
(Address of Principal Executive Offices)	(Zip Code)

VITAL ENERGY, INC.

OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

Mark D. Denny

Executive Vice President – General Counsel & Secretary

Vital Energy, Inc.

521 E. Second Street, Suite 1000

Tulsa, Oklahoma 74120

(Name and address of agent for service)

(918) 513-4570

(Telephone number, including area code, of agent for service)

Copy to:

Thomas G. Zentner

Jackson A. O’Maley

Vinson & Elkins L.L.P.

200 West 6th Street

Suite 2500

Austin, Texas 78707

(512) 542-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of an additional 990,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Vital Energy, Inc., a Delaware corporation (the “Registrant”), that may be issued under the Vital Energy, Inc. Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”) pursuant to the Amended and Restated Omnibus Equity Incentive Plan effective as of May 23, 2024 (the “Amended Plan”), which Common Stock consists of shares that are reserved and available for delivery with respect to awards under the Plan and additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the Form S-8 registration statements previously filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2011 (File No.  333-178828), May 25, 2016 (File No.  333-211610), May 20, 2019 (File No.  333-231593), and May 24, 2021 (File No. 333-256431). The additional shares of Common Stock registered pursuant to this Registration Statement were authorized pursuant to the Amended Plan, which was approved by the Registrant’s stockholders at the Registrant’s annual meeting held on May 23, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the General Corporation Law of the State of Delaware (the “DGCL”):

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.

Our fourth amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. Our fourth amended and restated bylaws also explicitly authorize us to purchase insurance to protect any of our officers, directors, employees or agents or any person who is or was serving at our request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.

We have entered into indemnification agreements with directors and officers. The agreements provide that we will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. The indemnification agreements and our fourth amended and restated bylaws also provide that we must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

We believe that the limitation of liability provision in our second amended and restated certificate of incorporation, fourth amended and restated bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

In addition, the terms of the Plan provide for the indemnification of the officers and directors of the Registrant for any claims arising out of any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any awards granted thereunder.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Vital Energy, Inc., dated as of May 28, 2024 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35380) filed on May 28, 2024).

4.2	Fourth Amended and Restated Bylaws of Vital Energy, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35380) filed on January 9, 2023).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Vital Energy’s Registration Statement on Form 8-A12B/A (File No. 001-35380) filed on January 7, 2014).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young L.L.P.

23.2*	Consent of Grant Thornton L.L.P.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Weaver and Tidwell, L.L.P. with respect to Driftwood annual consolidated financial statements.

23.5*	Consent of Weaver and Tidwell, L.L.P. with respect to Forge audited annual financial statements.

23.6*	Consent of Weaver and Tidwell, L.L.P. with respect to Henry audited consolidated financial statements.

23.7*	Consent of Moss Adams LLP with respect to Maple financial statements.

23.8*	Consent of Ernst & Young LLP with respect to consolidated financial statements of Tall City.

23.9*	Consent of Deloitte & Touche LLP with respect to Point Energy audited annual financial statements.

23.10*	Consent of Netherland, Sewell & Associates, Inc. with respect to Point Energy reserves report.

23.11*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1	Vital Energy, Inc. Omnibus Equity Incentive Plan (amended and restated as of May 23, 2024), incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35380) filed on May 28, 2024).

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 1, 2024.

VITAL ENERGY, INC.

By:	/s/ Jason Pigott
Name: Jason Pigott
Title: President & Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 1, 2024, each person whose signature appears below appoints Jason Pigott, Bryan Lemmerman and Mark D. Denny, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Jason Pigott Jason Pigott	President and Chief Executive Officer (Principal Executive Officer)

/s/ Bryan J. Lemmerman Bryan J. Lemmerman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen L. Faulkner, Jr. Stephen L. Faulkner, Jr.	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ William E. Albrecht William E. Albrecht	Director (Chairman)

/s/ John Driver John Driver	Director

/s/ Frances Powell Hawes Frances Powell Hawes	Director

/s/ Jarvis V. Hollingsworth Jarvis V. Hollingsworth	Director

/s/ Dr. Craig M. Jarchow Dr. Craig M. Jarchow	Director

Signature	Title

/s/ Dr. Shihab Kuran Dr. Shihab Kuran	Director

/s/ Lisa M. Lambert Lisa M. Lambert	Director

/s/ Lori A. Lancaster Lori A. Lancaster	Director

/s/ Edmund P. Segner, III Edmund P. Segner, III	Director